Exhibit 99.1

China Education Alliance Announces First Quarter 2012 Financial Results

HARBIN, China, May 15, 2012/PR NEWSWIRE-Asia/China Education Alliance, Inc. ("China Education Alliance" or the "Company") (OTCQX: CEAI), a China-based education resource and services company, today announced its first quarter 2012 results. The Company will host a conference call on Wednesday, May 16, 2012, at 8 a.m. EDT or 8 p.m. Beijing time.

Financial Highlights for the First Quarter ended March 31, 2012

•	Total revenues decreased by 31.3% to $4.8 million.
•	Gross profit decreased 52.4% to $2.2 million.
•	Net loss of $0.1 million.
•	EPS was $0.01 per fully diluted share.

“As expected, the first quarter was weaker on account of seasonality and the prolonged effects of the unsubstantiated allegations that surfaced towards the end of 2010,” said Mr. Xiqun Yu, Chairman and Chief Executive Officer of China Education Alliance. “We continue to focus on growing our training center business where we see stronger demand and expect the trend to accelerate. Currently we have opened eight new training centers in Beijing and expect to open another eight in Beijing and another ten in other cities in the near future.”

First Quarter 2012 Review:

Revenue decreased by $2.2 million, or 31.3% to $4.8 million for the quarter ended March 31, 2012 from $7.0 million during the same period in 2011. The decrease in revenue was primarily due to the unfavorable business environment created by unsubstantiated allegations towards the end of 2010 that the Company failed to disclose material adverse facts about its business, operations, and prospects. These allegations severely affected the Company’s business and reputation and employee and teacher morale resulting in unfavorable conditions during day to day operations. Revenue from the on-line education division decreased by $1.9 million, or 48.1%, to $2.1 million for the quarter ended March 31, 2012 from $4.0 million for the quarter ended March 31, 2011. The decrease was a result of the loss of business cited above.

Revenue from the training center division decreased by $0.3 million, or 9.3%, to $2.7 million for the quarter ended March 31, 2012 from $3.0 million for the quarter ended March 31, 2011. The decrease was mainly attributable to decrease in revenue related to technology training classes as a result of the allegations. Lately, the employment rate for new graduates has been very low and an increasing number of new graduates are seeking vocational training to enhance their chances of employment. The Company expects that revenue from the training center division will increase over time due to higher demand for such training classes.

Overall cost of revenue increased by $0.2 million, or 9.7%, to $2.6 million for the quarter ended March 31, 2012 from $2.4 million for the same period in 2011.

Cost of revenue for the online education division increased by $65,475, or 4.0% to $1.8 million for the quarter ended March 31, 2012 from $1.7 million for the same period in 2011. This increase was mainly attributable to the purchase of new examination papers, tutorial materials, new servers and computers. Gross profit margin for the online education division decreased to 14.4% for the quarter ended March 31, 2012 from 57.2% during the same period in 2011 due to the decrease in revenue and increase in cost of revenue.

Cost of revenue for the training center division increased $0.2 million, or 24.4% to $0.8 million for the quarter ended March 31, 2012 from $0.7 million for the same period in 2011. The increase was mainly attributable to the increase in rental and payroll expenses, as the Company expanded its training service business in the first quarter of 2012. Gross profit margin for the training center division decreased to 69.4% for the quarter ended March 31, 2012 from 77.7% during the same period in 2011 as a result of the decrease in revenue and the increase in cost of revenue.

Gross profit for the first quarter of 2012 was $2.2 million compared to $4.6 million for the first quarter 2011.

Selling expenses decreased by $1.4 million, or 55.9%, to $1.1 million in the first quarter of 2012 from $2.4 million in the first quarter of 2011. Selling expenses were 22.2% of total sales in the first quarter of 2012 compared with 34.7% in the first quarter of 2011. The decrease in selling expenses was a result of the decrease in revenue and the decrease in outsourced marketing and advertising expenses.

Administrative expenses decreased by $1.4 million, or 58.2% to $1.0 million for the quarter ended March 31, 2012 from $2.4 million for the quarter ended March 31, 2011. The decrease was mainly due to a decrease in stock based compensation expenses, office renovation expenses, and other office expenses. Total administrative expenses were about 21% of total revenue for the three months ended March 31, 2012, compared to 35% for the same period in 2011.

Interest income increased by $39,001, or 8.8%, to $0.5 million for the quarter ended March 31, 2012 from $0.4 million for the same period in 2011. The increase was primarily due to the exchange rate differences between the comparable periods.

Provision for income tax increased by $11,033, or 10.4%, from deferred tax of $0.10 million for the quarter ended March 31, 2011 to $0.12 for the quarter ended March 31, 2012.

Net loss for the first quarter of 2012 was $0.1 million compared to $0.2 million for the first quarter of 2011. Basic and diluted loss per share was $0.01 for the first quarter of 2012 compared to $0.02 for the first quarter of 2011. The decrease in loss per share was mainly due to the decrease in net loss for the first quarter of 2012 compared to the same period in the year 2011. The basic weighted average shares outstanding and diluted weighted average shares outstanding were10,582,503 for the quarter ended March 31, 2012, and 10,325,603 in the same period of 2011.

Financial Position

At March 31, 2012, the Company had cash and cash equivalents of $72.8 million and working capital of $72.8 million. The Company had net cash provided by operating activities of $1.1 million.

At March 31, 2012, the Company had no long-term debt.

Conference Call

China Education Alliance will host a conference call and live webcast at 8 a.m. Eastern Daylight Time (EDT) on May 16, 2012 (8 p.m. in Harbin/Beijing on the same day).

The dial-in details for the live conference call are as follows:

- Participant Dial In (Toll Free USA): 1-866-519-4004

- International Dial In: +65-6723-9381

- China Toll Free:  800-819-0121

- Hong Kong Toll Free: 8009-30346

Conference Password: CEU

A live webcast of the conference call will be available in the investor relations section of the Company's website at: http://www.chinaeducationalliance.com/index.jsp

A telephone replay of the call will be available 1 hour after the end of the conference for seven days.

The dial-in details for the replay are as follows:

- US Toll Free:  1-866-214-5335

- International Toll:  +61-2-8235-5000

Passcode Number: 81694588

About China Education Alliance, Inc.

China Education Alliance, Inc. (http://www.chinaeducationalliance.com) is a leading educational services company offering high-quality instructors and online education materials for students between the ages of 6 to 18 and adults (university students and professionals) aged 18 and over. Divided into two segments, students and graduate professionals, our business model delivers the skills and knowledge necessary to excel in a rapidly growing and highly competitive China. The Company provides students in the first segment with online education materials sourced from top tier schools and famous instructors for download, as well as online training and tutoring services. With teaching centers located across China, the Company also offers hands on training and tutoring to aid Chinese students pass the two most important tests they will face in their educational careers: the senior high school entrance and college entrance exams. In the second segment for graduates and professionals, China Education Alliance provides vocational training courses in subjects including IT, administration, multimedia, as well as several professional training programs.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned expansion in 2009 and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

For more information, please contact:

China Education Alliance, Inc.

Ms. Cloris Li

Chief Financial Officer

Email: cloris@edu-chn.com

Christensen

Mr. Christian Arnell

Telephone:  +86 10 5826 4939

Email: carnell@christensenir.com

China Education Alliance, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	March 31,
	2012	2011
		(Restated)
Revenue
Online education revenue	$2,063,089	$3,973,561
Training center revenue	2,746,518	3,026,843
Total revenue	4,809,607	7,000,404

Cost of Revenue
Online education costs	1,766,775	1,701,300
Training center costs	841,196	676,116
Total cost of revenue	2,607,971	2,377,416

Gross Profit
Online education gross profit	296,314	2,272,261
Training center gross profit	1,905,322	2,350,726
Total gross profit	2,201,636	4,622,987

Operating Expenses
Selling expenses	1,068,835	2,426,297
Administrative	1,024,985	2,449,891
Depreciation and amortization	824,611	317,862
Total operating expenses	2,918,431	5,194,050

Loss from operations	(716,795)	(571,063)

Other Income (Expense)
Other expenses, net	(7,745)	(59,857)
Loss on disposal of fixed assets	(15,818)	(141,912)
Interest income	482,936	443,935
Total other income, net	459,373	242,166

Net Loss Before Provision for Income Tax	(257,422)	(328,897)
Income taxes:
Current	-	-
Deferred	(117,060)	(106,027)

Net Loss	(140,362)	(222,870)
Net Loss attributable to the noncontrolling interests	(26,203)	(48,340)
Net Loss - attributable to CEAI and Subsidiaries	$(114,159)	$(174,530)

Net Loss per common stock-basic and diluted	$(0.01)	$(0.02)

Weighted Average Shares Outstanding-basic and diluted	10,582,503	10,325,603

The Components of Other Comprehensive Income
Net Loss	$(114,159)	$(174,530)
Foreign currency translation adjustment	667,495	522,259

Comprehensive income	$553,336	$347,729

China Education Alliance, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	March 31,
	2012	2011
		(Restated)
Cash flows from operating activities
Net Loss	$(140,362)	$(222,870)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities
Depreciation and amortization	824,611	317,862
Depreciation and amortization - cost of revenue	710,517	423,364
Loan to Nanchang Institute of Technology	-	(381,673)
Loss on disposal of fixed assets	15,818	141,912
Bad debt written off on other receivables	18,905	-
Stock based compensation	2,642	1,112,158
Loss attibutable to the noncontrolling interests	-	(10,239)
Net changes in operating assets and liabilities
Accounts receivable	(107,184)	(80,213)
Prepaid expenses and other receivables	381,728	580,814
Deferred tax assets	(114,223)	(163,278)
Accounts payable and accrued liabilities	(1,036,791)	(29,412)
Income tax and other taxes payable	(346,680)	(506,722)
Deferred revenue	(1,345,418)	(404,358)
Net cash (used in) provided by operating activities	(1,136,437)	777,345

Cash flows from investing activities
Purchases of property and equipment	(4,729)	(24,299)
Proceeds from disposal of fixed assets	4,100	15,420
Cash used for acquisitions	-	(5,340,658)
Net cash used in investing activities	(629)	(5,349,537)

Cash flows from financing activities
Dividend distribution	(127,033)	-
Net cash used in financing activities	(127,033)	-

Effect of exchange rate changes on cash	475,187	1,313,584

Net decrease in cash	(788,912)	(3,258,608)

Cash and cash equivalents at beginning of period	73,597,159	71,105,415

Cash and cash equivalents at end of period	$72,808,247	$67,846,807

Supplemental disclosure of cash flow information
Income tax paid	$101,269	$-

Non-cash adjustment to net income activities
Loan to Nanchang Institute of Technology	$-	$381,673

China Education Alliance, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	March 31, 2012	December 31, 2011
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$72,808,247	$73,597,159
Accounts receivable	106,936	-
Other receivables	650,319	652,526
Prepaid expenses	920,721	1,305,496
Total current assets	74,486,223	75,555,181

Non-current Assets
Note receivable	7,921,169	7,869,678
Property and equipment, net	13,247,425	14,203,136
Intangibles and capitalized software, net	11,980,932	12,420,620
Deferred tax assets	432,768	316,737
Total non-current assets	33,582,294	34,810,171

Total Assets	$108,068,517	$110,365,352

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$404,146	$1,430,499
Deferred revenue	950,216	2,277,620
Income tax and other taxes payable	185,574	532,254
Due to a stockholder	132,511	131,650
Total current liabilities	1,672,447	4,372,023

Commitments and Contingent Liabilities	-	-

Stockholders' Equity
Common stock ($0.001 par value, 150,000,000 shares authorized, 10,582,503 and 10,582,503 issued at March 31, 2012 and December 31, 2011, respectively; and 137,512 shares held in treasury)	10,583	10,583
Additional paid-in capital	40,938,748	40,936,106
Statutory reserve	3,792,161	3,792,161
Retained earnings	50,007,847	50,249,040
Accumulated other comprehensive income	9,935,080	9,267,585
Less: Treasury stock	(977,072)	(977,072)
Stockholders' equity - CEAI and Subsidiaries	103,707,347	103,278,403
Noncontrolling interests in subsidiaries	2,688,723	2,714,926
Total stockholders' equity	106,396,070	105,993,329

Total Liabilities and Stockholders' Equity	$108,068,517	$110,365,352